Exhibit 5.1

140 Scott Drive
Menlo Park, California 94025
Tel: +650.328.4600 Fax: +650.463.2600
www.lw.com
FIRM / AFFILIATE OFFICES
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
	Hong Kong	San Diego
November 16, 2007	London	San Francisco
	Los Angeles	Shanghai
	Madrid	Silicon Valley
Advanced Micro Devices, Inc.	Milan	Singapore
One AMD Place	Moscow	Tokyo
P.O. Box 3453	Munich	Washington, D.C.
Sunnyvale, California 94088

Re:	Advanced Micro Devices, Inc. Registration Statement No. 333-147426;

49,000,000 shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

We have acted as special counsel to Advanced Micro Devices, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 49,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to a registration statement on Form S-3 (File No. 333-147426) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 15, 2007 (the “Registration Statement”), a prospectus supplement dated November 16, 2007 filed with the Commission pursuant to Rule 424(b) under the Act (together with the base prospectus included in the Registration Statement, the “Prospectus”) and a stock purchase agreement dated November 15, 2007 (the “Stock Purchase Agreement”) between the Company and West Coast Hitech L.P. (the “Purchaser”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the issuance and sale of the Shares have been duly authorized by all necessary corporate action of the Company, and, when issued to and paid for by the Purchaser in accordance with the terms of the Prospectus and the Stock Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated November 16, 2007 and to the reference to our firm in the Prospectus under the heading “Validity of Common Stock.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP